Exhibit 99.1
Press Release
Isabella Bank Corporation
200 E. Broadway
Mt. Pleasant, MI 48858
Isabella Bank Corporation Doesn’t Participate in the US Government Capital Purchase Program
Mt. Pleasant, Michigan, December 10, 2008- Isabella Bank Corporation (ISBA), the holding company for Isabella Bank, announced today that it decided not to participate in the U.S. Treasury Department’s TARP Capital Purchase Program.
Dennis P. Angner, President and CEO of the Corporation stated, “ISBA continues to be profitable, well capitalized and currently has funds available to meet its customers’ lending needs. We are able to pursue our business plan and continue providing quality customer service without the taxpayer funds offered under the TARP Capital Purchase Program. The Corporation’s Board of Directors, after carefully reviewing the cost of the federal government’s capital, the terms and conditions of participating in the Capital Purchase Program, and the consequences of having the U.S. Treasury as a preferred stock shareholder, decided it would not be in the best interests of the Corporation’s shareholders to participate in the program.”
Isabella Bank Corporation (ISBA), with $1.6 billion in assets under management, is the parent company of Isabella Bank. Isabella Bank is the 10th largest bank headquartered in Michigan and has 24 offices located throughout Clare, Gratiot, Isabella, Mecosta, Montcalm, and Saginaw counties. The company website is www.isabellabank.com.
This press release includes forward-looking statements. To the extent that the foregoing information refers to matters that may occur in the future, please be aware that such forward-looking statements may differ materially from actual results. Additional information concerning some of the factors that could cause materially different results is included in the Isabella Bank Corporation’s annual report on Form 10-K for the year ended December 31, 2007 and Form 10-Q for the quarter ended September 30, 2008, which are or will be available from the Securities and Exchange Commission’s Public Reference facilities and from its website at www.sec.gov.